POLICY SPECIFICATIONS

Policy Number: [VV0022254]

Owner: [John Doe]

Insured: [John Doe]

Insured’s Age: [45]    Insured’s Sex: [M]    Class: [Standard]

Issue Date: [1-28-2016]    Policy Date: [1-28-2016]    Maturity Date*: [1-28-2091]

Monthly Anniversary Date: [28th]    Tax Compliance Test: [GPT or CVAT]

Guaranteed Minimum Interest Rate: 1%    Specified Amount: $ [250,000]

Minimum Specified Amount: $10,000    Minimum Specified Amount Decrease: $10,000

Credited Interest Rate on Policy Loan Collateral: Greater of 1% or the Moody’s Corporate Bond Yield Average -1%

Policy Loan Interest Rate: 1% greater than the Credited Interest Rate on Policy Loan Collateral

Maximum Loan Amount: [90%] of Surrender Value

Initial Premium: $[100,000]    Planned Periodic Premium: [900.00] [Quarterly]

Minimum Transfer Amount: $[1,000]

Rider Coverage	Expiry Date
$[X,XXX] [Rider Name]	[xx/xx/xxxx]

SUBACCOUNTS

[Vanguard Equity Index Subaccount]
[Vanguard Mid-Cap Index Subaccount]
[Vanguard Total Stock Market Index Subaccount]

Your state insurance department regulator may be contacted at:
[name and telephone number of insurance department].

* The policy might not mature even if planned premiums are paid, due to the fact that current cost of insurance and interest rates are not guaranteed, the investment performance of the funds in the Separate Account may be negative, policy loans and partial withdrawals may be taken, and there may be requested changes to the specified face amount. Even if coverage continues to the maturity date, there may in fact be little or no cash surrender value to be paid.

Policy Number: [VV0022254]
FEES AND CHARGES

Maximum Premium Charge:    [15%] of payment

Monthly Deduction:

Maximum Monthly Administrative Charge:	$[80]
Maximum Monthly Variable Policy Value Charge:	[0.075]%
Maximum Monthly Expense Charge:	$[87.50]

MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK

At Beginning of Policy Year	On [Jan 28]	Life Insurance Rate
[01	[2016	$ [ 0.19416
2	2017	$0.21250
3	2018	$0.23250
4	2019	$0.24416
5	2020	$0.25750
6	2021	$0.27666
7	2022	$0.29916
8	2023	$0.33000
9	2024	$0.36333
10	2025	$0.40583
11	2026	$0.45833
12	2027	$0.51166
13	2028	$0.56916
14	2029	$0.61833
15	2030	$0.67500
16	2031	$0.74333
17	2032	$0.82666
18	2033	$0.92833
19	2034	$1.04250
20	2035	$1.16250
21	2036	$1.28916
22	2037	$1.41750
23	2038	$1.54750
24	2039	$1.68750
25	2040	$1.83250
26	2041	$2.00833
27	2042	$2.20500
28	2043	$2.46333
29	2044	$2.73583
30	2045	$3.02250
31	2046	$3.33583
32	2047	$3.67750
33	2048	$4.07416
34	2049	$4.53750
35	2050	$5.07250
36	2051	$5.65583
37	2052	$6.32000
38	2053	$7.01166
39	2054	$7.75750
40	2056	$8.58333
41	2057	$9.50583
42	2058	$10.52833
43	2059	$11.64500
44	2060	$12.84166
45	2061	$14.10416
46	2062	$15.42166

Policy Number: [VV0022254]

At Beginning of Policy Year	On [Jan 28]	Life Insurance Rate
47	2063	$16.66083
48	2064	$17.95250
49	2065	$19.31500
50	2066	$20.75416
51	2067	$22.26583
52	2068	$23.64916
53	2069	$25.12416
54	2070	$26.69833
55	2071	$28.37833
56	2072	$30.17500
57	2073	$31.60083
58	2074	$33.12000
59	2075	$34.73666
60	2076	$36.45666
61	2077	$38.26083
62	2078	$40.17916
63	2079	$42.21833
64	2080	$44.38583
65	2081	$46.68833
66	2082	$49.13250
67	2083	$51.72833
68	2084	$54.48333
69	2085	$57.40916
70	2086	$60.51250
71	2087	$63.80583
72	2088	$67.29916
73	2089	$71.00416
74	2090	$74.93500
75	2091	$79.10166
76+]	2092]	$ - ]

Number of Free Transfers:	[24]
Maximum Transfer Processing Fee:	$[25] per transfer
Maximum Withdrawal Processing Fee:	$[25] per withdrawal

SURRENDER CHARGE:

Beginning of Policy Year	per $1,000 of Initial Specified Amount
[1	[$ 39.97
2	$39.36
3	$38.74
4	$38.10
5	$37.43
6	$36.76
7	$36.06
8	$35.35
9	$34.63
10	$33.90
11	$28.25
12	$22.60
13	$16.95
14	$11.30
15	$5.65
16+]	$ 0.00]

Policy Number: [VV0022254]

[TABLE OF APPLICABLE PERCENTAGES FOR THE CASH VALUE ACCUMULATION TEST

This Policy complies with the cash value accumulation test in Section 7702 of the Internal Revenue Code of 1986, as amended, which requires that the total death benefit be greater than, or equal to, the Policy Value multiplied by the applicable percentage in the following table.

Attained Age of Insured	Applicable Percentage	Attained Age of Insured	Applicable Percentage	Attained Age of Insured	Applicable Percentage
[45	[348.64380%	64	192.73219%	83	127.45746%
46	337.13215%	65	187.65635%	84	125.58438%
47	326.08081%	66	182.82385%	85	123.82936%
48	315.47147%	67	178.20569%	86	122.19272%
49	305.20818%	68	173.77572%	87	120.67347%
50	295.28603%	69	169.52246%	88	119.26706%
51	285.72539%	70	165.42694%	89	117.96398%
52	276.52316%	71	161.50330%	90	116.75051%
53	267.70086%	72	157.74771%	91	115.60958%
54	259.24045%	73	154.19654%	92	114.49236%
55	251.15516%	74	150.82866%	93	113.37310%
56	243.45380%	75	147.62363%	94	112.22123%
57	236.10152%	76	144.57174%	95	110.99446%
58	229.07922%	77	141.66278%	96	109.63066%
59	222.32571%	78	138.90310%	97	108.01269%
60	215.83964%	79	136.30136%	98	106.00972%
61	209.62823%	80	133.86371%	99	103.43028%
62	203.70192%	81	131.57926%	100+]	100.00000%]
63	198.07263%	82	129.45179%		]

Policy Number: [VV0022254]

[TABLE OF APPLICABLE PERCENTAGES FOR THE GUIDELINE PREMIUM TEST

Guideline Level Premium: $[5,802.36]
Guideline Single Premium: $[65,4083.73]
7-Pay Premium $[12,380.69]

This Policy complies with the guideline premium test in Section 7702 of the Internal Revenue Code of 1986, as amended, which requires that the death benefit be greater than, or equal to, the Policy Value multiplied by the applicable percentage in the following table.

Attained Age of Insured	Applicable Percentage	Attained Age of Insured	Applicable Percentage	Attained Age of Insured	Applicable Percentage
45	215%	64	122%	83	105%
46	209%	65	120%	84	105%
47	203%	66	119%	85	105%
48	197%	67	118%	86	105%
49	191%	68	117%	87	105%
50	185%	69	116%	88	105%
51	178%	70	115%	89	105%
52	171%	71	113%	90	105%
53	164%	72	111%	91	104%
54	157%	73	109%	92	103%
55	150%	74	107%	93	102%
56	146%	75	105%	94	101%
57	142%	76	105%	95	101%
58	138%	77	105%	96	101%
59	134%	78	105%	97	101%
60	130%	79	105%	98	101% %
61	128%	80	105%	99	101%
62	126%	81	105%	100+	101%]
63	124%	82	105%		]

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY
In this Policy, Symetra Life Insurance Company is referred to as “Us”, “Our”, or the “Company”. “You” or “Your” refers to the Owner of the Policy.

The Company agrees to pay to the Beneficiary the Death Benefit Proceeds described in section 5 of this Policy upon receipt of Due Proof of the Insured’s death while the Policy is in force prior to the Maturity Date.

PLEASE READ THIS POLICY CAREFULLY

It is a legal contract between You and Us.

NOTICE OF CANCELLATION PERIOD

If for any reason You are not satisfied with this Policy, You may cancel it by returning it to Us with a Written Request for cancellation by delivering or mailing both to:

1.	[P.O. Box 549291, Waltham, MA 02454-9291], or

2.	The agent through whom You purchased it

within [35] calendar days after the Issue Date. Cancellation is effective upon receipt by Us and will be void as of its inception. The Company will promptly return Your premium payments.

Signed for Symetra Life Insurance Company at its Home Office in Bellevue, Washington on the Policy Effective Date.

[Thomas Marra]    [David S. Goldstein]
[President]    [Secretary]

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED IN SECTIONS 4, 5 AND 6.

THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE DAILY AS A FUNCTION OF THE INVESTMENT PERFORMANCE OF THE SUBACCOUNTS SELECTED BY THE OWNER AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. NO MINIMUM VALUE IS GUARANTEED FOR PORTIONS OF THE POLICY VALUE IN THE SUBACCOUNTS.

This Policy does not pay dividends or otherwise participate in Our profits or surplus.

SYMETRA LIFE INSURANCE COMPANY
A stock life insurance company
Home Office:    Administrative Office:
[777 108th Ave NE Suite 1200    [PO Box 34690
Bellevue, WA 98004]    Seattle, WA 98124]
[Phone 1-800-796-3872]    [www.symetra.com]

TABLE OF CONTENTS Page

Policy Specifications    2

Section 1: Definitions    3

Section 2: General Provisions
2.1 The Policy    5
2.2 Representations and Contestability    6
2.3 Misstatement of Age or Sex    6
2.4 Suicide Exclusion    6
2.5 Modification    6
2.6 Periodic Reports    7
2.7 Non-Participating    7
2.8 When Coverage Begins    7
2.9 When Coverage Ends    7
2.10 Maturity Date    7
2.11 Tax Considerations    7
2.12 Conformity with IIPRC Standards    8
2.13 Basis of Computations    8

Section 3:    Ownership
3.1 Ownership    8
3.2 Changing the Owner    8
3.3 Contingent Owner    8
3.4 Assignment    8
3.5 Selecting the Beneficiary    9
3.6 Changing the Beneficiary    9

Section 4:    Premium Payments, Lapse and Reinstatement
4.1 Premium Payments    9
4.2 Planned Periodic Premium Payments    9
4.3 Unplanned Premium Payments    9
4.4 Rejection of Premium Payments for Tax Purposes    9
4.5 Grace Period and Policy Lapse    9
4.6 Reinstatement    10

Section 5:    Death Benefit and Death Benefit Proceeds
5.1 The Death Benefit    10
5.2 Death Benefit Proceeds    10
5.3 Interest on Death Benefit Proceeds    11

Section 6:    The Variable Account
6.1 Variable Account    11
6.2 Subaccounts    11
6.3 Changes to the Variable Account    11
6.4 Variable Policy Value    12
6.5 Units    12
6.6 Unit Value    12
6.7 Net Investment Factor    12

Section 7:    The Fixed Account
7.1 Fixed Account    13
7.2 Fixed Policy Value    13
7.3 Interest Credited    13

Section 8:    Fees and Charges
8.1 Monthly Deduction    14
8.2 Monthly Administrative Charge    14
8.3 Monthly Expense Charge    14
8.4 Monthly Cost of Insurance Charge    14
8.5 Cost of Insurance Rates    14
8.6 Monthly Variable Policy Charge    14
8.7 Premium Charge    15
8.8 Surrender Charge    15
8.9 Transfer Processing Fee    15
8.10 Withdrawal Processing Fee    15

Section 9:    Allocations and Transfers
9.1 Allocation of Net Premium Payments    15
9.2 Transfer Privilege    15
9.3 Restrictions on Transfers from the Fixed Account    16

Section 10:    Surrender and Withdrawals
10.1 Surrenders    16
10.2 Withdrawals    16

Section 11:    Loans
11.1 Borrowing Privilege    16
11.2 Interest Charged on Borrowed Amounts    16
11.3 Collateral for Loans    17
11.4 Interest Credited to the Loan Account    17
11.5 Lapse due to Outstanding Loans    17
11.6 Repayment of Loans    17

Section 12:    Policy Changes
12.1 Decrease of Specified Amount    17

Section 13:    Payments
13.1 Payment of Benefits    18

Section 14:    Settlement Options
14.1 Payment of Benefits or Value    18
14.2 Frequency of Payments    19
14.3 First Payment    19
14.4 Betterment of Rates    19
14.5 Death of Payee    19
14.6 Additional Interest Earnings    19
14.7 Option 1, Payments for a Specified Period    19
14.8 Option 2, Life Annuity    20

SECTION 1: DEFINITIONS

Address of Record – The last known address of the Owner and/or the last known address of an assignee of record. “Address” may include e-mail addresses.

Administrative Office – Either the Company’s mailing address for correspondence and Written Notices [(P.O. Box 34690, Seattle, Washington 98124)], or the Company’s mailing address for payments [(P.O. Box 34815, Seattle, Washington 98124)].

Attained Age – The Insured’s age as of the nearest birthday on the Policy Date, plus the number of complete Policy Years since the Policy Date.

Beneficiary – The person or persons to whom the Death Benefit Proceeds are paid upon the death of the Insured. The Owner may designate primary, contingent and irrevocable Beneficiaries. Singular references to Beneficiary, include all Beneficiaries if there is more than one Beneficiary.

Cancellation Period – The period described on the cover page of this Policy during which the Owner may cancel the Policy for a refund by returning it to the Company.

The Code – The Internal Revenue Code of 1986, as amended.

Contingent Beneficiary – The persons to whom the Death Benefit Proceeds are paid upon the death of the Insured if the primary Beneficiary (or Beneficiaries) is (are) not living.

Death Benefit – The amount payable to the Beneficiary as described in section 5.1 before adjustment for riders, loans and certain deductions, if the Insured dies while the Policy is in force.

Death Benefit Proceeds – The amount payable to the Beneficiary as described in section 5.2 if the Insured dies while the Policy is in force.

Due Proof Of Death – Proof of death satisfactory to the Company. Due proof of death may consist of the following:

(a)	A certified copy of a death record;

(b)	A certified copy of a court decree reciting a finding of death; and

(c)	Any other proof satisfactory to the Company.

Fixed Account – Part of the Company’s General Account to which Policy Value may be transferred or Net Premium Payments may be allocated under a Policy.

Fixed Policy Value – The Policy Value in the Fixed Account as defined in section 7.2.

Fund – Any open-end management investment company or investment portfolio thereof, or unit investment trust or series thereof, in which a Subaccount invests.

General Account – The assets of the Company other than those allocated to the Variable Account or any other separate account of the Company.

Home Office – The Company’s offices at [777 108th Avenue, NE, Suite 1200, Bellevue, Washington 98004].

Initial Premium Payment – The amount shown on the Policy Specifications Page that the Owner pays before the Policy is issued.

Initial Specified Amount – The Specified Amount on the Issue Date and shown on the Policy Specifications Page.

Insured – The individual whose life is insured by the Policy.

Issue Age – The Insured’s age as of the nearest birthday on the Policy Date.

Issue Date – The date the Policy is issued and coverage begins under the Policy. The Policy is considered to be “in force” starting on the Issue Date. The Issue Date is shown on the Policy Specifications Page.

Lapse – Termination of the Policy at the expiration of the Grace Period (defined in section 4.5) while the Insured is still living before the Maturity Date as explained in section 4.5.

Loan Account – A portion of the Company’s General Account to which Variable Policy Value or Fixed Policy Value is transferred to provide collateral for any loan taken under the Policy.

Loan Account Value – The Policy Value in the Loan Account.

Loan Amount – At any time other than a Policy Anniversary, the Loan Account Value plus any interest charges accrued on the Loan Account Value up to that time. On the Policy Anniversary, the Loan Amount equals the Loan Account Value.

Maturity Date – The date shown on the Policy Specifications Page that is the Policy Anniversary nearest the Insured’s 120th birthday. After the Maturity Date, the Company does not accept additional premium payments or deduct fees and charges.

Monthly Anniversary Day – The same day as the Policy Date for each succeeding month.

Net Amount at Risk - As of any Monthly Anniversary Day, the Death Benefit (discounted for the upcoming month) less the Policy Value (before deduction of the monthly deduction).

Net Asset Value Per Share – The value per share of any Fund on any Valuation Day. The method of computing the Net Asset Value Per Share for each Fund is described in the prospectus for that Fund.

Net Premium Payment – Your premium payment less any premium charge.

Net Surrender Value – The Surrender Value minus any Loan Amount.

Owner, You – The person (or persons) who owns (or own) the Policy and who is (are) entitled to exercise all rights and privileges provided in the Policy. Also, referred to herein as “Your.” Singular references to Owner, include all Owners if there is more than one Owner. Provisions relating to actions by the Owner mean, in the case of joint Owners, all Owners acting jointly.

Planned Periodic Premium Payment – The premium payment selected by the Owner that he or she (or they) plans to pay on a monthly, quarterly, semi-annual, or annual basis over the life of the Policy.

Policy Anniversary – The same date in each Policy Year as the Policy Date.

Policy Date – The date shown on the Policy Specifications Page used to determine the Issue Age. The Policy Date may be the Issue Date or any date up to six months prior to the Issue Date. Policy Years and various other periods described elsewhere herein are measured from the Policy Date. The Policy Date is never the 29th, 30th or 31st of a month.

Policy Value – The sum of the Variable Policy Value, the Fixed Policy Value and the Loan Account Value.

Policy Year – A twelve-month period beginning on the Policy Date or on a Policy Anniversary.

Risk Class – A category in which each prospective Insured is placed by the Company as a result of underwriting the Owner’s application. Risk Classes reflect the Company’s assessment of the life expectancy of the Insureds in the Class.

SEC –The U.S. Securities and Exchange Commission.

Specified Amount – A dollar amount selected by the Owner and shown on the Policy Specifications Page that is used to determine the Death Benefit.

Subaccount – A subdivision of the Variable Account, the assets of which are invested in a corresponding Fund.

Subaccount Value – The Policy Value in a Subaccount as defined in section 6.6.

Surrender Value – Policy Value minus any applicable surrender charge.

The Company, We, Us, Or Our – Symetra Life Insurance Company.

Unit – A unit of measure used to compute Subaccount Value.

Valuation Day – For each Subaccount, each day on which the New York Stock Exchange is open for business except for certain holidays listed in the prospectus for the Policy and days that a Subaccount’s corresponding Fund does not value its shares.

Valuation Period – The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

Variable Account – Symetra Life Insurance Company Separate Account VL.

Variable Policy Value – The sum of all Subaccount Values.

Written Notice – A written notice or request in a form satisfactory to the Company that is signed by the Owner and received at Our Administrative Office. Alternatively, an instruction to the Company by the Owner on the Company’s website through the Owner’s on-line account pursuant to protocols established by the Company.

SECTION 2: GENERAL PROVISION

2.1    The Policy
We have issued this Policy in consideration of Your application and Your payment of the Initial Premium Payment shown on the Policy Specifications Page. The entire Policy is made up of this Policy, any attached endorsements or riders, and the attached copy of the application and any supplemental applications. Any application for reinstatement of this Policy also becomes part of the Policy if the reinstatement is accepted by the Company.

2.2    Representations and Contestability
In issuing this Policy, the Company relies on all statements made by or for the Insured in the application or in a supplemental application. We consider statements made in the application(s) to be representations and not warranties. The Company has the right to contest the validity of this Policy, or to resist a claim under it on the basis of any material misrepresentation of a fact stated in the application or any supplemental application. The Company also has the right to contest the validity of any change to the Policy on the basis of any material misrepresentation of a fact stated in the application or any supplemental application for such change.

When permitted by law in the jurisdiction in which the Policy is delivered, in the absence of fraud in the procurement of the Policy, the Company will not bring any legal action to contest the validity of this Policy after the Policy has been in force during the lifetime of the Insured for two years from the Issue Date or, if reinstated, for two years from the date of reinstatement.

2.3    Misstatement of Age or Sex
If the age or sex of the Insured has been stated incorrectly in the application or any supplemental application, the Company will adjust the Death Benefit and any benefits provided by rider or endorsement it pays under this Policy to the amount that would have been payable at the correct age and sex based on the deduction for cost of insurance and other charges (and the cost of any benefits provided by rider or endorsement) in effect on the Policy Date. If the age of the Insured has been understated or overstated the Company will recalculate the Policy Value using the cost of insurance (and the cost of benefits provided by rider or endorsement) based on the Insured’s correct age and sex. If the correct age is outside the permitted issue ages for the Policy, the cost of insurance and the Death Benefit shall be actuarially extrapolated.

The Death Benefit after the recalculation will not be less than the Net Surrender Value that would have been paid had the Policy been surrendered on the date of death based on the misstated age. In addition, for these adjustments, the Company assumes that the Death Benefit for periods prior to the adjustment is the Death Benefit calculated based on the corrected age and sex of the Insured.

2.4    Suicide Exclusion
If the Insured commits suicide, while sane or insane, within two years of the Issue Date, the Company’s liability is limited to an amount equal to the premium payments made less any Loan Amount and less any withdrawals. The Company will pay this amount to the Beneficiary in a single sum.

2.5    Modification
Only an officer of the Company may modify this Policy or waive any of the Company’s rights or requirements of under this Policy. Any modification or waiver must be in writing. No agent may bind the Company by making any promise not contained in the Policy.

Upon notice to the Owner, the Company may modify the Policy to:

1.
Conform the Policy or operations of the Company or of the Variable Account to the requirements of any law (or regulation issued by a government agency) to which the Policy, the Company or the Variable Account is subject;

2.	Assure continued qualification of the Policy as a life insurance contract under the Code; or

3.	Reflect a change (as permitted under the Policy) in the operation of the Variable Account.

In the event of any such modification, the Company will make appropriate endorsements to the Policy. If any provision of this Policy conflicts with the laws of a jurisdiction that govern the Policy, the provision is deemed to be amended to conform to such laws.

2.6    Periodic Reports
At least annually, or more often as required by law, the Company will mail to Owners at their Address of Record a report showing the following items as of the end of the report period:

1.	The beginning date and ending date of the current report period;

2.	The Policy Value as of the beginning of the current report period and the end of the current report period;

3.	The current Surrender Value, Net Surrender Value, Death Benefit, Variable Policy Value (including each Subaccount Value), Fixed Account Value and Loan Account Value;

4.	The current Loan Amount;

5.	Any Premium Payments, Loans, Withdrawals, or Surrenders made, Death Benefit Proceeds paid, and charges deducted since the last report;

6.	Current Net Premium Payment allocations; and

7.	Other information required by law.

If the Policy’s Net Surrender Value will not maintain the Policy in force until the next reporting period unless further payments are made, a notice to this effect will be included in the report.

2.7    Non-Participating
This Policy does not participate in the surplus or profits of the Company and the Company does not pay dividends on it.

2.8    When Coverage Begins
Coverage under this Policy applied for in the initial application begins on the Issue Date. Coverage that becomes reinstated by the Company under this Policy becomes effective on the date that: (a) the Company approves the application for reinstatement, and (b) the Company receives any premium payment required for the reinstatement.

2.9    When Coverage Ends
Coverage under this Policy will terminate upon the earliest to occur of the following events:

1.	The Insured dies;

2.	The Owner surrenders the Policy; or

3.	The Policy lapses.

Once coverage under this Policy terminates, this Policy is no longer “in force”. Coverage under this Policy continues beyond the Maturity Date. However, the Policy may not qualify as life insurance under the Code after the Maturity Date.

2.10    Maturity Date
The Policy may not mature even if Planned Premiums are paid due to the following: (1) current cost of insurance rates are not guaranteed, (2) Subaccount performance could be negative, and (3) Policy loans and withdrawals may reduce Policy Value.

2.11    Tax Considerations
The Company reserves the right to do the following in order to preserve the status of the Policy as a life insurance policy under the Code:

1.	Decline to accept a premium payment.

2.	Decline to process a withdrawal request.

3.	Refund a premium payment, including any earnings thereon.

2.12    Conformity with IIPRC Standards
This Policy is approved under the authority of the Interstate Insurance Product Regulation Commission and is issued under Commission standards. Any provision of this Policy that conflicts with an applicable Commission standard in effect on the date that the Policy was approved by the Commission is hereby amended to conform to the applicable Commission standard. Policy Values, Surrender Values and Net Surrender Values are at least equal to the values required by the NAIC Variable Life Insurance Regulation, model 270 using Actuarial Guideline XXIV.

2.13    Basis of Computations
We base minimum Policy Values and maximum Cost of Insurance Rates on the 2001 CSO Age Nearest Birthday Ultimate Mortality Tables, gender distinct and smoker distinct. If issued in Montana, we base minimum Policy Values and maximum Cost of Insurance Rates on the 2001 CSO Age Nearest Birthday Ultimate Mortality Tables, smoker distinct.

SECTION 3: OWNERSHIP

3.1    Ownership
This Policy belongs to the Owner. The Owner, as shown on the Policy Specifications Page, or as subsequently changed, may exercise all rights under this Policy. Subject to more specific provisions elsewhere herein, these rights include, but are not limited to, the right to: (a) change the Owner, (b) select or change a Contingent Owner, (c) select or change any Beneficiary or Contingent Beneficiary, (d) allocate Net Premium Payments among and between the Subaccounts and the Fixed Account, and (f) assign the Policy.

The Insured is the Owner unless the application specifies a different person as Owner.

3.2    Changing the Owner
The Owner may change the Owner by Written Notice at any time while the Insured is alive and the Policy is in force prior to the Maturity Date. A change in ownership is effective as of the date that the Written Notice is signed by the Owner; however, the Company is not liable for payments it makes before it receives a Written Notice of a change in Ownership.

3.3    Contingent Owner
If the Owner is not the Insured, he or she may name a Contingent Owner in the application or by subsequent Written Notice. The Contingent Owner becomes the Owner in the event that the Owner dies before the Insured. If no Contingent Owner survives the Owner, then upon the death of the last surviving Owner, that Owner’s estate becomes the Owner.

3.4    Assignment
By Written Notice the Owner may assign his or her rights under this Policy. The Company is not bound by the assignment unless it receives a duplicate of the original executed assignment at its Administrative Office. The Company is not responsible for the validity or sufficiency of any assignment and is not liable for any payment it makes before receipt of the duplicate original assignment. Unless the Written Notice specifies otherwise, assignments are effective on the date the Notice is signed by the Owner. An assignment does not change or revoke a Beneficiary designation in effect at the time the assignment takes effect. If an assignment is absolute, the Owner’s rights and privileges under the Policy, including the right to change a Beneficiary, pass to the assignee. If an assignment is collateral, the collateral assignee has priority over the interest of any revocable Beneficiary or revocable Payee under any optional method of settlement selected pursuant to section 14. Any claim under any assignment is subject to proof of insurable interest in the Insured on the part of the assignee and the extent of the assignment. An assignment is subject to any Loan Amount.

3.5    Selecting the Beneficiary
The Owner designates the Beneficiary in the application. Any beneficiary designation is revocable unless otherwise stated in the designation. Owners may designate one or more Contingent Beneficiaries. Where more than one Beneficiary or more than one Contingent Beneficiary is designated, each Beneficiary or Contingent Beneficiary, as appropriate, shares in any Death Benefit Proceeds equally unless the designation states otherwise.

3.6    Changing the Beneficiary
The Owner may change a Beneficiary by Written Notice at any time while the Insured is alive and the Policy is in force before the Maturity Date. If, however, the Owner previously irrevocably named a Beneficiary, that Beneficiary’s written consent must be provided to the Company before a new Beneficiary may be designated. Any change of Beneficiary is effective as of the date Written Notice is signed by the Owner but the Company is not liable for any payments it makes under the Policy prior to the time it receives Written Notice of a Beneficiary change.

SECTION 4: PREMIUM PAYMENTS, LAPSE AND REINSTATEMENT

4.1    Premium Payments
Unless otherwise approved by the Company, all premium payments must be made either by (a) check payable to “Symetra Life Insurance Company” and be received at Our Administrative Office, (b) an electronic funds transfer facility, or (c) a wire transfer. The Company reserves the right at any time to limit the amount and frequency of premium payments, or the total amount of premium payments under the Policy.

4.2    Planned Periodic Premium Payments
Owners may establish a schedule of quarterly, semi-annual or annual planned periodic premium payments that is shown on the Policy Specifications Page. Subject to the Company’s approval, Owners may change the amount or frequency of planned periodic premium payments by Written Notice. The Company will send Owners reminder notices for planned periodic premium payments. Owners may arrange to make planned periodic premium payments through a pre-authorized electronic funds transfer facility. Owners are not required to pay planned periodic premium payments. Acceptance by the Company of a schedule of planned periodic premium payments does not guarantee that the Policy will remain in force, or that any benefit under the Policy will continue.

4.3    Unplanned Premium Payments
Owners generally may make additional premium payments at any time before the Maturity Date while the Insured is alive and the Policy is in force. Unless the Owner specifies otherwise in a Written Notice accompanying the payment, the Company considers all unplanned premium payments first as repayments of any outstanding Loan Amounts under the Policy. Acceptance of unplanned premium payments that would result in aggregate premium payments under a Policy exceeding $3 million, are subject to Company approval.

4.4    Rejection Of Premium Payments For Tax Purposes
The Company reserves the right to reject any premium payment in the event that it determines that acceptance of such payment would cause a Policy to fail to qualify as a life insurance contract under the Code or applicable regulations or rulings thereunder. The Company will promptly return any premium payment that it rejects for this reason.

4.5    Grace Period and Policy Lapse
if the Net Surrender Value on a Monthly Anniversary Day is insufficient to cover the monthly deduction due on that Day, the Company will mail to the Owner and to any assignee of record at their Address of Record, a notice stating that the Policy will only remain in force for 61 days from the date that the notice was mailed. This 61 day period is called the Grace Period. If, by the end of the Grace Period, the Owner does not make sufficient premium payments to cover the monthly deduction(s) identified in the notice, then this Policy will terminate without value and all coverage under the Policy will cease. (For this purpose, We consider payments mailed to Us as being received by Us on the date they are post-marked.) The notice mailed to the Owner and to any assignee of record will indicate how much in additional premium payments or loan repayments the Owner must make before the end of the Grace Period to keep the Policy in force for two Policy Months following the end of the Grace Period. Coverage under the Policy continues during the Grace Period and the Company will deduct unpaid monthly deductions when computing any Death Benefit Proceeds if the Insured dies during the Grace Period.

4.6    Reinstatement
If the Policy Lapses as provided in section 4.5, the Owner may apply to reinstate it at any time within three years of Lapse but before the Maturity Date. A Policy that has been surrendered cannot be reinstated. To reinstate a Policy, the Owner must submit to the Administrative Office:

1.    Evidence of insurability satisfactory to the Company;

2.	Premium payments in an amount sufficient to result (along with any loan repayments) in a positive Net Surrender Value; and

3.	Premium payments in an amount sufficient that the resulting Net Premium Payments equal or exceed the amount of the next three monthly deductions.

Upon reinstatement of the Policy, the Company will reinstate any remaining Loan Amount.
The Policy Value of a reinstated Policy is the Policy Value on the date the Policy lapsed plus the Net Premium Payments submitted with the application for reinstatement. A reinstated Policy maintains its original Policy Date and the surrender charge is determined using that Policy Date. The effective date of a reinstated Policy is the Monthly Anniversary Date that falls on, or next follows, the later of the date that the application for reinstatement is approved or the above-listed items are received at the Administrative Office.

SECTION 5: DEATH BENEFIT AND DEATH BENEFIT PROCEEDS

5.1    The Death Benefit
The Policy has one Death Benefit Option. The Death Benefit is the greater of (a) the Specified Amount on the date of the Insured’s death, or (b) the applicable percentage of Policy Value on the date of the Insured’s death shown on the Table of Applicable Percentages on the Policy Specifications Page.

5.2    Death Benefit Proceeds
Upon receipt of the Due Proof of Death of the Insured while the Policy is in force and claims documentation satisfactory to Us, the Company shall pay the Death Benefit Proceeds to the Beneficiary or the Contingent Beneficiary as provided in section 3.5. If no Beneficiary or Contingent Beneficiary survives the Insured, then the Company shall pay the Death Benefit Proceeds to the Owner or the Owner’s estate.

The Death Benefit Proceeds are determined as of the date of the Insured’s death and are equal to:

1.	The Death Benefit; plus

2.	Any death benefit under any rider to the Policy; less

3.	Any Loan Amount; less

4.	Any unpaid monthly deductions if the Insured dies during the Grace Period.

The Company pays the Death Benefit Proceeds in a single sum unless a Beneficiary (or a Contingent Beneficiary) elects to receive the Proceeds under an alternative settlement option as provided in section 14. Payment of the Death Benefit Proceeds may be delayed as provided in section 13.1.

5.3    Interest on Death Benefit Proceeds
The Company will pay interest on the Death Benefit Proceeds from the date of death until the date of payment at an annual rate of 1%. The Company will pay additional interest at an annual rate of 10% starting 31 calendar days following the latest of 1, 2, or 3 below until the date the Death Benefit Proceeds are paid:

1.	The date We receive Due Proof of Death at Our Administrative Office.

2.	The date We receive sufficient information to determine Our liability, the extent of the liability, and the person(s) entitled to the Death Benefit Proceeds.

3.
The date that legal impediments to payment of the Death Benefit Proceeds that depend on actions of parties other than the Company are removed to Our satisfaction. (Examples of such legal impediments include: (a) the establishment of guardianships and conservatorships, (b) the appointment and qualification of trustees, and (c) submission of information necessary to satisfy state and federal reporting obligations.)

SECTION 6: THE VARIABLE ACCOUNT

6.1    Variable Account
The Variable Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended (the “Act”). The Variable Account is also subject to the laws of the State of Iowa (Our state of domicile).

Although the Company owns the assets in the Variable Account, these assets are held separately from the Company’s other assets and are not part of the General Account. The assets in the Variable Account are used to support the operation of and provide the variable values and benefits for this Policy and similar policies. The portion of the assets of the Variable Account equal to the reserves and other policy liabilities of the Variable Account are not chargeable with liabilities that arise from any other business that the Company may conduct. The Company has the right to transfer to its General Account any assets of the Variable Account that are in excess of such reserves and other liabilities.

6.2    Subaccounts
The Variable Account consists of Subaccounts. The income, gains and losses, realized or unrealized, from the assets allocated to a Subaccount are credited to or charged against such Subaccount, without regard to other income, gains or losses of the Company.

Those Subaccounts currently available under this Policy are listed on the Policy Specifications page. Each Subaccount invests exclusively in shares of a corresponding Fund. Shares of a Fund are purchased and redeemed for a Subaccount at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund at net asset value.

The dollar amounts of values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Subaccount selected by the Owner. The Company does not guarantee the investment performance of the Subaccounts. Owners bear the full investment risk for Subaccount Value in the selected Subaccounts.

6.3    Changes to the Variable Account
Where permitted by applicable law, the Company may:

1.	Create new separate accounts;

2.	Combine or reorganize separate accounts, including the Variable Account;

3.	Add new Subaccounts to or remove existing Subaccounts from the Variable Account or combine Subaccounts;

4.	Make Subaccounts (including new subaccounts) available to such classes of Policies as the Company may determine;

5.	Close Subaccounts to allocation of premium payments or to transfers of Policy Value.

6.	Add new Funds or remove existing funds;

7.
Substitute new Funds for any existing Fund if shares of the Fund are no longer available for investment or if the Company determines that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;

8.	Transfer assets from one Subaccount to another;

9.	Deregister the Variable Account under the Act if such registration is no longer required;

10.	Operate the Variable Account as a management investment company under the Act or in any other form permitted by law;

11.	Make any changes to the Variable Account or its operations as may be required by the Act, as amended, or by other applicable laws or regulations.

The investment policy of the Variable Account will only be changed with the approval of the Iowa Insurance Commissioner. The process for such approval is on file with the insurance supervisory official of the state in which this Policy has been delivered.

6.4    Variable Policy Value
Variable Policy Value reflects the investment experience and expenses of the Subaccounts to which it is allocated, any Net Premium Payments allocated to the Subaccounts, transfers of the Policy Value in or out of the Subaccounts (including transfers resulting from Policy loans or repayment of loans), any withdrawals of Variable Policy Value, and that portion of the monthly deduction attributable to the Subaccounts. There is no guaranteed minimum Variable Policy Value.

6.5    Units
For each Subaccount, Net Premium Payment(s) allocated to a Subaccount or amounts of Policy Value transferred to a Subaccount are converted into Units. The number of Units credited to a Policy is determined by dividing the dollar amount directed to each Subaccount by the value of the Unit for that Subaccount for the Valuation Day as of which the Net Premium Payment(s) or transferred amount is invested in the Subaccount. Therefore, Net Premium Payments allocated to or amounts transferred to a Subaccount under a Policy increase the number of Units of that Subaccount credited to the Policy.

Certain events will reduce the number of Units of a Subaccount credited to a Policy. Withdrawals or transfers of Subaccount Value from a Subaccount will result in the cancellation of the appropriate number of Units of that Subaccount as will: surrender of the Policy; payment of the Death Benefit Proceeds; and the deduction of the monthly deduction. Units are cancelled as of the end of the Valuation Period in which the Company receives Written Notice regarding the event or, for the monthly deduction, the end of the Valuation Period during which the monthly deduction is made. Any additions or subtractions of Units due to Net Premiums, transfers, withdrawals, loans and monthly deductions are done after the Net Investment Factor and Unit values are calculated on each Valuation Day.

6.6    Unit Value
Units represent a fractional undivided interest in a Subaccount. The Unit value for each Subaccount was arbitrarily set initially at $10 when that Subaccount began operations. Thereafter, the Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below. The Subaccount Value for a Policy on any day is equal to the number of Units of that credited to the Policy multiplied by the value of a Unit for that Subaccount on that day.

6.7    Net Investment Factor
The Net Investment Factor is an index applied to measure the investment performance of Units of a Subaccount from one Valuation Period to the next. The Net Investment Factor for any Subaccount for any Valuation Period is determined by dividing 1 by 2, where:

1.	is the result of:

a.	the Net Asset Value Per Share of the Fund held in the Subaccount, determined at the end of the current Valuation Period; plus

b.	the per share amount of any dividend or capital gain distributions made by the Fund held in the Subaccount, if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

c.	a per share charge or credit for any taxes reserved for, which is determined by Us to have resulted from the operations of the Subaccount.

2.	Is the Net Asset Value Per Share of the Fund held in the Subaccount, determined at the end of the last prior Valuation Period.

SECTION 7: THE FIXED ACCOUNT

7.1	Fixed Account
Under certain riders to this Policy, the Fixed Account may not be available as an allocation option or may be the only available allocation option.

7.2	Fixed Policy Value
On each Monthly Anniversary Day, We will calculate the Fixed Policy Value in the following order:

•	the Fixed Policy Value on the last Monthly Anniversary Day plus one month's interest; plus

•
all Net Premiums allocated to the Fixed Policy Value since the last Monthly Anniversary Day plus pro rata compound interest from the date a premium is received to the date the Fixed Policy Value is determined; plus

•
all Transfers to the Fixed Policy Value since the last Monthly Anniversary Day plus pro rata compound interest from the date the Transfer is made to the date the Fixed Policy Value is determined; minus

•
all Withdrawals (including any applicable withdrawal fee) or Transfers out of the Fixed Policy Value (including any applicable transfer charge) since the last Monthly Anniversary Day plus pro rata compound interest from the date a Withdrawal or Transfer is made to the date the Fixed Policy Value is determined; minus

•	the monthly deduction for the following month;

On any day other than a Monthly Anniversary Day, the Fixed Policy Value will be equal to:

•	the Fixed Policy Value on the last Monthly Anniversary Day plus pro rata compound interest from the last Monthly Anniversary Day to the date the Fixed Policy Value is determined; plus

•	all Net Premiums received since the last Monthly Anniversary Day plus pro rata compound interest from the date a premium is received to the date the Fixed Policy Value is determined; plus

•
all Transfers to the Fixed Policy Value since the last Monthly Anniversary Day plus pro rata compound interest from the date the Transfer is made to the date the Fixed Policy Value is determined; minus

•
all Withdrawals (including any applicable withdrawal fee) or Transfers out of the Fixed Policy Value (including any applicable transfer charge) taken since the last Monthly Anniversary Day plus pro rata compound interest from the date a Withdrawal or Transfer is made to the date the Fixed Policy Value is determined.

7.3    Interest Credited
The Company guarantees that it will credit interest on Fixed Policy Value at an effective annual rate of not less than the Guaranteed Minimum Interest Rate shown on the Policy Specifications Page. In its discretion, the Company may credit interest at rates higher than the minimum guaranteed rate. For purposes of crediting interest, Policy Value deducted, transferred or withdrawn from the Fixed Account, is accounted for on a “first-in, first-out” basis.

SECTION 8: FEES AND CHARGES

8.1    Monthly Deduction
The monthly deduction is a charge made by the Company as of the Policy Date and every Monthly Anniversary Day thereafter until the Maturity Date by reducing Subaccount Values (i.e., liquidating Units) and any Fixed Policy Value either in the proportion that each Subaccount Value and any Fixed Policy Value bears to Policy Value (less Loan Account Value), or as directed by the Owner. The monthly deduction consists of: (a) the monthly administrative charge, (b) the monthly expense charge, (c) the monthly cost of insurance charge, (d) the monthly Variable Policy Value Charge, and (e) the cost of any applicable riders. The guaranteed maximum amounts of these charges are shown on the Policy Specifications page.

8.2    Monthly Administrative Charge
The Company assesses a monthly administrative charge expressed in dollars. The guaranteed monthly administrative charge is shown on the Policy Specifications Page and the Company may charge less than the maximum charge.

8.3    Monthly Expense Charge
The Company assesses a monthly expense charge that varies by the issue age, sex, Risk Class, Policy duration and the Initial Specified Amount and is expressed as dollars/cents per $1,000 of Initial Specified Amount. This charge covers the Company’s costs for sales, administration, capital, taxes, and a variety of other expenses. The guaranteed maximum monthly expense charge is shown on the Policy Specifications Page and the Company may charge less than the maximum charge.

8.4    Monthly Cost of Insurance Charge
The monthly cost of insurance charge is computed by dividing the Net Amount at Risk by $1,000 and multiplying the result by the Cost of Insurance Rate described below.

8.5    Cost of Insurance Rates
The maximum monthly cost of insurance rate is shown on the Policy Specifications Page. The Company may charge less than the maximum monthly rate. In setting monthly cost of insurance rates, the Company may consider factors including, but not limited to, (a) Policy duration, (b) the sex, Attained Age, issue age and Risk Class of the Insured, (c) its expectations as to future mortality experience, (d) taxes, (e) capital and reserve requirements, (f) investment earnings, and (g) other expenses. The Company reviews monthly cost of insurance rates on an ongoing basis based on its expectations as to factors (a) – (g) and other factors. Any change in cost of insurance rates is determined in accordance with procedures and standards on file with the insurance department of the jurisdiction in which this Policy is delivered. In addition, changes in cost of insurance rates are made on a uniform basis for Insureds of the same class as defined by sex, Attained Age, issue age, Risk Class and Policy duration. The cost of the insurance rates are never greater than those rates shown in the Table of Guaranteed Maximum Cost of Insurance Rates on the Policy Specifications Page.

8.6    Monthly Variable Policy Value Charge
The Company assesses a monthly charge from Variable Policy Value. The Company may use revenue from this charge to cover a variety of different types of expenses, including sales expenses and may make a profit on this charge. The maximum monthly Variable Policy Value charge is shown on the Policy Specifications Page and the Company may charge less than the maximum charge in Policy Years 11 and later.

8.7    Premium Charge
The Company deducts a charge from each premium payment received. The guaranteed maximum premium charge is shown on the Policy Specifications Page and the Company may charge less than the maximum amount. This charge covers some of the Company’s cost for sales expenses and any Policy-related state and federal tax liabilities.

8.8    Surrender Charge
If the Owner surrenders the Policy, the Company deducts a surrender charge as shown on the Policy Specifications Page. The surrender charge reduces the amount otherwise paid to the Owner upon surrender. This charge varies by Policy duration and by the Issue Age, sex, and Risk Class of the Insured. It is also a function of a Policy’s initial Specified Amount. The surrender charge is reinstated in the event that the Policy is reinstated.

8.9    Transfer Processing Fee
A number of transfers during each Policy Year are free as shown on the Policy Specifications Page. The Company reserves the right to assess a transfer processing fee for each transfer in excess of that number during a Policy Year. The amount of this fee is shown on the Policy Specifications page. The maximum transfer processing fee is $25. For the purposes of assessing the transfer processing fee, each Written Notice of transfer is considered to be one transfer, regardless of the number of Subaccounts affected by the transfer. The transfer processing fee is deducted from the amount being transferred.

8.10    Withdrawal Processing Fee
The Company reserves the right to assess a fee for processing each withdrawal. The maximum withdrawal processing fee is $25.

SECTION 9: ALLOCATIONS AND TRANSFERS

9.1    Allocation of Net Premium Payments
Net Premium Payments are allocated among and between the Subaccounts and the Fixed Accounts as of the date that they are received at the Administrative Office according to the Owner’s allocation instruction in the application or in a subsequent Written Notice. Allocation instructions must be in whole percentages. The Company reserves the right to establish additional limitations on premium payment allocations.

The Company allocates Net Premium Payments it receives during the Cancellation Period (including the Initial Premium Payment) to the Fixed Account. At the end of the Cancellation Period, the Net Premium Payment plus credited interest minus any monthly deduction is reallocated to each Subaccount or the Fixed Account selected by the Owner based on that the Owner’s allocation instructions.

9.2    Transfer Privilege
While the Insured is still living and the Policy is in force, the Owner may, by Written Notice or by Our telephone transfer facility, transfer all or part of any Subaccount Value to another Subaccount(s) or to the Fixed Account, or transfer all or part of the Fixed Policy Value to any Subaccount(s), subject to the following restrictions and the additional restrictions in section 9.3 below:

1.	The minimum transfer amount is shown in the Policy Specification Page (or, the entire Subaccount Value or Fixed Policy Value, if less);

2.
The maximum transfer request that would reduce any Subaccount Value or the Fixed Policy Value below an amount equal to the minimum transfer amount is treated as a transfer request for the entire Subaccount Value or Fixed Policy Value; and

3.	The Company may restrict transfers between Subaccounts to the extent necessary to comply with restrictions imposed by Funds to prevent disruptive trading in Fund shares.

9.3    Restrictions on Transfers from the Fixed Account
Transfers of Fixed Policy Value from the Fixed Account after the first Policy Year may not exceed the greater of:

1.	25% of Fixed Policy Value measured on the preceding Policy Anniversary; and

2.	The amount of Fixed Policy Value transferred from the Fixed Account during the preceding Policy Year.

SECTION 10: SURRENDER AND WITHDRAWALS

10.1    Surrenders
At any time while the Insured is still living and the Policy is in force, the Owner may, by Written Notice, surrender it for its Net Surrender Value. A surrender is effective as of the date on which a Written Notice requesting surrender is received at the Administrative Office. If the Owner surrenders the Policy during the surrender charge period, the Company will deduct a surrender charge as shown on the Policy Specifications Page and described in section 8.8 above. Once the Policy is surrendered, all coverage and other benefits under it cease and it cannot be reinstated.

10.2    Withdrawals
After the first Policy Year, while the Insured is still living and the Policy is in force prior to the Maturity Date, an Owner may, by Written Notice, withdraw any part of the Surrender Value of the Policy, subject to certain conditions. A withdrawal is effective as of the date on which a Written Notice requesting withdrawal is received at the Administrative Office. As of that date, Policy Value is reduced by the amount of the withdrawal plus any applicable withdrawal fee. The Company also will reduce the Specified Amount by the amount of the withdrawal plus any withdrawal fee.

Unless otherwise indicated in the Written Notice, amounts withdrawn and withdrawal fees deducted in connection with withdrawals are taken from Subaccount Values and Fixed Policy Value based on the allocation of monthly deductions. Where this is not possible, withdrawals are taken from Subaccount Values and Fixed Policy Value based on the proportion that each Subaccount Value and the Fixed Policy Value bear to Policy Value (less Loan Account Value). If the Owner requests a decrease in Specified Amount as of the same date as a withdrawal, the withdrawal is effected after the decrease in Specified Amount.

Notwithstanding the foregoing, the Company reserves the right to reject a withdrawal request if the request would cause the Specified Amount to be reduced below the minimum Specified Amount shown on the Policy Specifications Page. Likewise, the Company reserves the right to reject a withdrawal request if the request would cause the Policy to fail to qualify as a life insurance contract under the Code or regulations or rulings thereunder, as interpreted by the Company.

SECTION 11: LOANS

11.1    Borrowing Privilege
At any time while the Insured is still living and the Policy is in force, the Owner may, by Written Notice, borrow money from the Company using the Policy as the sole security for the loan provided that (a) a written loan agreement is signed by the Owner and any irrevocable beneficiary, and (b) the Owner makes a satisfactory assignment of the Policy to the Company. In taking a loan, the Owner must borrow at least $1,000. The maximum amount that an Owner may borrow is shown on the Policy Specifications Page.

11.2    Interest Charged on Borrowed Amounts
The Company charges interest on amounts borrowed by Owners. The interest rate charged may vary, but will not exceed the greater of (a) and (b), where: (a) is the guaranteed Fixed Account Rate plus 1%, and (b) is the Moody’s Corporate Bond Yield Average. In the event that the Moody’s Corporate Bond Yield Average is not available or does not reflect prevailing interest rates for investment grade debt, the Company may substitute another widely recognized indicator of such prevailing interest rates.

Interest is charged in advance and is due from Owners on each Policy Anniversary for the next Policy Year. If the Owner does not pay such interest when due, the amount of the interest is added to the outstanding Loan Amount. Thus, unpaid interest is charged interest during the ensuing Policy Year.

11.3    Collateral for Loans
When the Company makes a loan to Owners, it transfers to the Loan Account an amount of Policy Value sufficient to secure the loan out of the Subaccounts and the Fixed Account. Owners may specify how this transferred Policy Value is allocated from among the Subaccount Values and the Fixed Policy Value. If an Owner does not specify the allocation, the Company deducts the amount of the loan from the Subaccount Value(s) and the Fixed Account in the same proportion as the Company takes Monthly Deductions. If that is not possible, then the Company makes the allocation based on the proportion that each Subaccount Value and the Fixed Policy Value bear to the Policy Value (less Loan Account Value) as of the date that the transfer is made. If unpaid interest is due from an Owner on a Policy Anniversary, Policy Value in the amount of the interest also is transferred to the Loan Account as of that Anniversary and is added to the Loan Amount. The Policy Value transferred in connection with unpaid interest is allocated on the same basis as other Policy Value transferred by the Company to Loan Account.

Loan Account Value is recalculated when:

1.	Interest is added to the Loan Amount;

2.	A loan repayment is made;

3.	A new loan is made under Policy.

11.4    Interest Credited to the Loan Account
The Company credits Loan Account Value with interest at an effective annual rate shown on the Policy Specifications page. The loan credited rate will not be lower than the minimum guaranteed interest rate for the Fixed Account shown on the Policy Specifications Page. On each Policy Anniversary, interest earned on Loan Account Value since the preceding Anniversary is transferred to the applicable Subaccount(s) and the Fixed Account. Unless the Owner specifies otherwise, such transfers are allocated in the same manner as transfers of collateral to the Loan Account.

11.5    Lapse Due to Outstanding Loans
If Loan Account Value exceeds Surrender Value, then the Owner must either make a loan repayment or a premium payment sufficient to raise the Surrender Value or lower the Loan Account Value so that Surrender Value exceeds the Loan Account Value. The Company will send the Owner and any assignee of record a notice indicating the amount that must be paid and stating that the Policy will only remain in force for 61 days (the Grace Period) from the date that the notice was mailed. If the Grace Period expires without the payment being made, then the Policy Lapses as provided in Section 4.5.

11.6    Repayment of Loans
The Owner may repay a loan or repay any part of a loan at any time while the Insured is still living and the Policy is in force. Upon repayment of any part of a loan, Loan Account Value in an amount equal to the payment is transferred to the Subaccounts and the Fixed Account as of the date that the payment is received at the Administrative Office. Unless the Owner specifies otherwise, the amount transferred is allocated among or between the Subaccount and the Fixed Account according to the Owner’s allocation instruction for Net Premium Payments in effect at that time.

SECTION 12: POLICY CHANGES

12.1    Decrease of Specified Amount
After the first Policy Anniversary, while the Insured is still living and the Policy is in force prior to the Maturity Date, the Owner may by Written Request, decrease the Specified Amount. The decrease in Specified Amount must not be more than the amount that would decrease the total Specified Amount below the Minimum Specified Amount shown on the Policy Specification Page. Specified Amount will not be decreased where, to do so, would cause Net Surrender Value to fall below zero. Similarly, no decrease in Specified Amount is permitted during the Grace Period. Any decrease becomes effective on the Monthly Anniversary Day on or next following the date that the Company approves the request for the decrease.

A decrease in Specified Amount causes a decrease in the Planned Premium Payment and the Guideline Annual Premium Payment. After a decrease in Specified Amount, the Company will send the Owner a supplemental Policy Specifications Page showing the effective date of the decrease, the monthly cost of insurance charge after the decrease and any changes to premium payment information from the previous or original Policy Specifications page.

The Company reserves the right to limit decreases in Specified Amount to one per Policy Year.

SECTION 13: PAYMENTS

13.1    Payment of Benefits
The Company pays the amounts of any surrender, withdrawals, or Death Benefit Proceeds involving Variable Policy Value within seven business days after receipt of all applicable Written Notices and/or Due Proofs of Death. However, the Company can postpone such payments if:

1.	The New York Stock Exchange is closed, other than customary weekend and holiday closing, or trading on the exchange is restricted as determined by the SEC; or

2.	The SEC permits, by an order, the postponement for the protection of Owners; or

3.	The SEC determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of their value not reasonably practicable.

If a recent check or draft has been submitted, the Company has the right to defer payment of surrenders, withdrawals, Death Benefit Proceeds, or payments under a settlement option until such check or draft has been honored.

The Company has the right to defer payment of any surrender, withdrawal, or transfer of Fixed Policy Value for up to six months from the date of receipt of Your Written Notice. If the Company delays a transfer of Fixed Policy Value, it shall notify the Owner of the date as of which the transfer will be effective, the reason for the delay and the transferred amount. If the Company becomes aware of the death of an Insured, it may, prior to receipt of Due Proof of Death, transfer all Variable Policy Value to the Fixed Account until We receive Due Proof of Death and claims documentation satisfactory to Us. In this event, interest on the Death Benefit Proceeds will be paid as provided in section 5.3.

SECTION 14: SETTLEMENT OPTIONS

14.1    Payment of Benefits or Values
The Company pays Owners or Beneficiaries (or Contingent Beneficiaries), as appropriate, the amount of any surrender, withdrawal or Death Benefit Proceeds in a single sum unless the Owner has, by Written Notice, selected one of the settlement options described below. If the amount being paid by the Company is less than $5,000, however, payment is only made in a single sum. In addition, if the Owner or Beneficiary (or Contingent Beneficiary) receiving payment is an executor, administrator, trustee, or not a natural person, payment is made in a single sum unless the Company specifically consents to payment under one of the settlement options.

Owners may elect a settlement option for payment of the Death Benefit Proceeds in lieu of a single sum, at any time while the Insured is still living while the Policy is in force. If no election is made by the Owner before the Insured’s death, then, upon the Insured’s death, the Beneficiary (or Contingent Beneficiary) may elect a settlement option before the Death Benefit Proceeds are paid. The Owner may elect to receive the Net Surrender Value of a Policy or the amount of a withdrawal in the form of a settlement option at any time before the payment of the Net Surrender Value or withdrawal. For the purposes of this section 14 (and section 3.4), “Payee” means the Owner (or Contingent Owner) or Beneficiary (or Contingent Beneficiary), as appropriate.

Any annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the proceeds to purchase a single consideration immediate annuity contract at purchase rates offered by the company at the time to the same class of annuitants whether the annuity benefits are payable in fixed or variable amounts or both, if the company offers a single consideration annuity contract at the time to the same class of annuitants.

14.2    Frequency of Payments
Payments will be made every 1 year, 6 months, 3 months, or every month. The Payee must specify the payment frequency when selecting a settlement option. If payment under any option would be less than $100.00, the Company will adjust the frequency of payments so that each payment is at least $100.00.

14.3    First Payment
Depending on the payment frequency selected, the first payment under settlement option 1 is made as of 1 year, 6 months, 3 months, or 1 month from the date of the Insured’s death. Depending on the payment frequency selected and subject to section 13 of this Policy, the first payment under settlement option 1 is made as of 1 year, 6 months, 3 months, or1 month from the effective date of any surrender or withdrawal. The first payment under any other settlement option is made, subject to section 13 of this Policy, as of the date of the Insured’s death or the effective date of any surrender or withdrawal.

14.4    Betterment of Rates
If, under either settlement option, the Company’s regular annuity purchase rates on the date of the Insured’s death or the effective date of any surrender or withdrawal are more favorable than those upon which the settlement option is based, the Company shall compute payments using the regular annuity rates. The Company will furnish information about the regular annuity rates upon request.

14.5    Death of Payee
Unless instructed otherwise at the time that the settlement payment options is selected, at the death of the Payee the Company pays the amounts below in a single sum to the Payee’s estate:

1.	Under settlement payment option 1, any remaining payments.

2.	Under settlement option 2, nothing.

14.6    Additional Interest Earnings
The Company may pay interest at rates in excess of the rates guaranteed in settlement payment option 1.

14.7    Option 1, Payments for a Specified Period
The Company pays the Death Benefit Proceeds (of the Surrender Value of the amount of a withdrawal) in equal payments for the number of years specified when the option is selected. Payments are made every 1 year, 6 months, 3 months or 1 month, as specified when the option is selected. The amount of each settlement payment for each $1,000 applied under this option is shown in the table below. If the Payee dies before the expiration of the specified number of years, the Company pays the value of the remaining payments as stated in section 14.5.

TABLE OF MONTHLY PAYMENTS UNDER ALTERNATE OPTION
PER $1,000 OF PROCEEDS

Alternate Option Payments for a Fixed Period

Years    Amount    Years    Amount     Years    Amount
1    83.72    11    8.00     21    4.40
2    42.07     12    7.37     22    4.22
3    28.18     13    6.83     23    4.05
4    21.24     14    6.38     24    3.90
5    17.08     15    5.98     25    3.77
6    14.30     16    5.63     26    3.64
7    12.32     17    5.33     27    3.52
8    10.83     18    5.06     28    3.41
9    9.68     19    4.81     29    3.31
10    8.75     20    4.60     30    3.21

14.8    Option 2, Life Annuity
The Company makes monthly payments to the Payee for as long as he or she lives. The amount of each settlement payment will be based on the Annuity 2,000 Mortality Table at 1%.

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